Exhibit 16.1

May 24, 2017

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

UNITED STATES OF AMERICA

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on May 18, 2017, to be filed by our former client, FOTV Media Networks, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO LLP

BDO LLP

Cc: Alki David, Chief Executive Officer